Exhibit 4.4

DESCRIPTION OF SECURITIES

General

The following description of securities of QuantumScape Corporation (“us,” “our,” “we,” “QuantumScape,” or the “Company”) is a summary of the rights of our securities and certain provisions of our amended and restated certificate of incorporation (the “Certificate of Incorporation”) and amended and restated bylaws (the “Bylaws”) as currently in effect. This summary does not purport to be complete and is qualified in its entirety by the provisions of our Certificate of Incorporation and Bylaws, copies of which have been filed as exhibits to the Annual Report on Form 10-K of which this Exhibit is a part, as well as to the applicable provisions of the Delaware General Corporation Law (the “DGCL”). We encourage you to read our Certificate of Incorporation, Bylaws and the applicable portions of the DGCL carefully.

Authorized and Outstanding Stock

The authorized capital stock of QuantumScape is 1,350,000,000 shares, $0.0001 par value per share, of which:

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1,000,000,000 shares are designated as Class A common stock (the “Class A Common Stock”);

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250,000,000 shares are designated as Class B common stock (the “Class B Common Stock,” and together with the Class A Common Stock, the “Common Stock”); and

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100,000,000 shares are designated as Preferred Stock (the “Preferred Stock”).

Common Stock

The Certificate of Incorporation authorizes two classes of Common Stock, Class A Common Stock and Class B Common Stock. The rights of the holders of Class A Common Stock and Class B Common Stock are identical, except with respect to voting and conversion. Some of the terms of these classes of Common Stock are discussed in greater detail below.

Dividend Rights

Subject to preferences that may apply to any shares of Preferred Stock outstanding at the time, the holders of Common Stock will be entitled to receive dividends out of funds legally available if the Company’s board of directors (the “Board”), in its discretion, determines to issue dividends and then only at the times and in the amounts that the Board may determine.

Voting Rights

Holders of Class A Common Stock are entitled to one vote for each share held as of the record date for the determination of the stockholders entitled to vote on such matters and holders of Class B Common Stock are entitled to ten votes for each share held at the record date for the determination of the stockholders entitled to vote on such matters, except as otherwise required by law. The holders of Class A Common Stock and Class B Common Stock vote together as a single class, unless otherwise expressly provided in the certificate of incorporation or required by law.

The Certificate of Incorporation requires either holders of Class A Common Stock or of Class B Common Stock to vote separately as a single class in the following circumstances:

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if QuantumScape were to seek to amend the Certificate of Incorporation to increase or decrease the authorized number of shares of Class B Common Stock, then the holders of Class B Common Stock would be required to vote separately to approve the proposed amendment; and

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if QuantumScape were to seek to declare or pay any dividend or make certain other distributions and to treat the holders of Common Stock differently than is set forth in the Certificate of Incorporation in connection with such dividend or other distribution, then the holders of Class A Common Stock and the holders of Class B Common Stock could be required to vote separately to approve such different treatment of the shares of Common Stock.

Delaware law could require either holders of Class A Common Stock or of Class B Common Stock to vote separately as a single class:

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if QuantumScape were to seek to amend the Certificate of Incorporation in a manner that alters or changes the powers, preferences, or special rights of such type of Common Stock in a manner that affected such shares adversely but does not so affect the shares of the other type of Common Stock.

Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, the number of directors that constitutes the Board will be fixed solely by resolution of the Board. Each director of the Board will be elected to hold office for a one-year term expiring at the next annual meeting of stockholders. There is no cumulative voting with respect to the election of directors.

Right to Receive Liquidation Distributions

If QuantumScape becomes subject to a liquidation, dissolution, or winding-up, the assets legally available for distribution to QuantumScape’s stockholders would be distributable ratably among the holders of Common Stock and any participating series of Preferred Stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of Preferred Stock.

Conversion of Class B Common Stock

Shares of Class A Common Stock are not convertible into any other shares of capital stock of QuantumScape. Each share of Class B Common Stock is convertible at any time at the option of the holder into one share of Class A Common Stock. In addition, shares of Class B Common Stock will automatically convert into shares of Class A Common Stock (i) upon the sale or transfer of such shares, but excluding certain transfers permitted by the Certificate of Incorporation, or (ii) upon the death of the holder of such shares or, solely with respect to shares of Class B Common Stock held by the Excluded Parties (defined as any of Timothy Holme, Prof. Fritz Prinz and Jagdeep Singh) or certain of their permitted entities, upon the death or disability of such Excluded Party, except that such shares held by an Excluded Party or such Excluded Party’s permitted entities will automatically convert into shares of Class A Common Stock upon the earlier of (x) 9 months following the date of death or disability of such Excluded Party, and (y) the date upon which a voting trustee designated by such Excluded Party and approved by the Board ceases to hold exclusive voting control over such shares of Class B Common Stock.

Notwithstanding the foregoing, all outstanding shares of Class B Common Stock will convert into shares of Class A Common Stock upon the earliest to occur of: (i) the date fixed by the Board that is no less than 61 days and no more than 180 days following the date after the issuance of the Common Stock pursuant to that certain Business Combination Agreement, dated September 2, 2020 (the “Business Combination Agreement”), by and among the Company, Kensington Merger Sub Corp., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”), and QuantumScape Battery, Inc., a Delaware corporation (f/k/a QuantumScape Corporation) (“Legacy QuantumScape”) that the total number of outstanding shares of Class B Common Stock held by the Excluded Parties and certain of their permitted entities and permitted transferees represents less than 20% of the number of shares of Class B Common Stock (as equitably adjusted for any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event) issued pursuant to the Business Combination Agreement; (ii) 9 months following the death or disability of all Excluded Parties and the date upon which a voting trustee designated by the last Excluded Party dies or become disabled and approved by the Board ceases to hold exclusive voting control over such shares of Class B Common Stock; or (iii) the date specified by the holders of a majority of the then outstanding shares of Class B Common Stock, which majority must include each of the Excluded Parties to the extent that he or she is then living and nondisabled and holds, together with his or her respective permitted transferees, at least 20% of the number of shares of Class B Common Stock held by them as of the date the Certificate of Incorporation becomes effective (the “Final Conversion Date”).

Other Matters

All outstanding shares of the Common Stock are fully paid and nonassessable. The Common Stock is not entitled to preemptive rights and is not subject to redemption or sinking fund provisions.

Preferred Stock

The Board is authorized, subject to limitations prescribed by the DGCL to issue Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences, and rights of the shares of each series and any of its qualifications, limitations, or restrictions, in each case without further vote or action by the stockholders. The Board is empowered to increase or decrease the number of shares of any series of Preferred Stock, but not below the number of shares of that series then outstanding, without any further vote or action by the stockholders. The Board is able to authorize the issuance of Preferred Stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the Common Stock. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring, or preventing a change in control of QuantumScape and might adversely affect the market price of Common Stock and the voting and other rights of the holders of Common Stock. There are currently no plans to issue any shares of Preferred Stock.

Anti-Takeover Provisions

Certain provisions of Delaware law, the Certificate of Incorporation, and the Bylaws, which are summarized below, may have the effect of delaying, deferring, or discouraging another person from acquiring control of QuantumScape. They are also designed, in part, to encourage persons seeking to acquire control of QuantumScape to negotiate first with the Board.

Section 203 of the DGCL

QuantumScape is governed by the provisions of Section 203 of the DGCL. In general, Section 203 of the DGCL prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

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either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder was approved by the board of directors prior to the time that the stockholder became an interested stockholder;

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upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by directors who are also officers of the corporation and shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

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at or subsequent to the time the stockholder became an interested stockholder, the business combination was approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

In general, Section 203 defines a “business combination” to include mergers, asset sales, and other transactions resulting in financial benefit to a stockholder and an “interested stockholder” as a person who, together with affiliates and associates, owns, or, within the prior three years, did own, 15% or more of the corporation’s outstanding voting stock. These provisions may have the effect of delaying, deferring, or preventing changes in control of QuantumScape.

Certificate of Incorporation and Bylaws Provisions

The Certificate of Incorporation and the Bylaws include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of the Board or management team, including the following:

Dual-class stock. As described above, the Class B Common Stock has 10 votes per share, while the Class A Common Stock, which is the only class of capital stock that is publicly traded, has 1 vote per share. As a result of this dual class structure, Legacy QuantumScape’s co-founders and certain of QuantumScape’s investors, which include certain of QuantumScape’s executive officers, employees, directors, and/or their affiliates, will have significant influence over matters requiring stockholder approval, including the election of directors and significant corporate transactions, such as a merger or other sale of QuantumScape or its assets.

Board of Directors vacancies. The Certificate of Incorporation and Bylaws authorize only a majority of the remaining members of the Board, although less than a quorum, to fill vacant directorships, including newly created seats. In addition, subject to the rights of holders of any series of Preferred Stock, the number of directors constituting the Board is permitted to be set only by a resolution of the Board. These provisions prevent a stockholder from increasing the size of the Board and then gaining control of the Board by filling the resulting vacancies with its own nominees. This makes it more difficult to change the composition of the Board and promotes continuity of management.

Stockholder action; special meeting of stockholders. The Certificate of Incorporation and Bylaws provide that, from and after the Final Conversion Date, the stockholders may not take action by written consent but may only take action at annual or special meetings of the stockholders. As a result, following the Final Conversion Date, a holder controlling a majority of QuantumScape capital stock is not be able to amend the Bylaws, amend the Certificate of Incorporation or remove directors without holding a meeting of stockholders called in accordance with the Certificate of Incorporation and Bylaws. The Certificate of Incorporation and Bylaws further provide that special meetings of stockholders may be called only by a majority of the Board, the chair of the Board, or the Chief Executive Officer of QuantumScape, thus prohibiting stockholder action to call a special meeting. These provisions might delay the ability of stockholders to force consideration of a proposal or for stockholders controlling a majority of QuantumScape’s capital stock to take any action, including the removal of directors.

Advance notice requirements for stockholder proposals and director nominations. The Bylaws provide advance notice procedures for stockholders seeking to bring business before the annual meeting of stockholders or to nominate candidates for election as directors at the annual meeting of stockholders. The Bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude stockholders from bringing matters before the annual meeting of stockholders or from making nominations for directors at the annual meeting of stockholders if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of QuantumScape.

No cumulative voting. The DGCL provides that stockholders are not entitled to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. The Certificate of Incorporation does not provide for cumulative voting.

Amendment of charter and bylaws provisions. From and after the Final Conversion Date, any amendment of the above provisions in the Certificate of Incorporation and Bylaws will require approval by holders of at least two-thirds of the voting power of QuantumScape’s then outstanding capital stock.

Issuance of undesignated preferred stock. The Certificate of Incorporation provides that the Board will have the authority, without further action by stockholders, to issue up to 100,000,000 shares of undesignated Preferred Stock with rights and preferences, including voting rights, designated from time to time by the Board. The existence of authorized but unissued shares of Preferred Stock would enable the Board to render more difficult or to discourage an attempt to obtain control of QuantumScape by means of a tender offer, proxy contest, or other means.

Exclusive forum. The Bylaws provide that, unless otherwise consented to by QuantumScape in writing, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another State court in Delaware or the federal district court for the District of Delaware) shall, to the fullest extent permitted by law be the sole and exclusive forum for the following types of actions or proceedings: (i) any derivative action or proceeding brought on behalf of QuantumScape; (ii) any action asserting a claim of breach of a fiduciary duty owed by, or otherwise wrongdoing by, any of QuantumScape’s directors, officers, or other employees to QuantumScape or its stockholders; (iii) any action arising pursuant to any provision of the DGCL or the Certificate of Incorporation or the Bylaws; (iv) any action to interpret, apply, enforce or determine the validity of the Certificate of Incorporation or the Bylaws; or (v) any other action asserting a claim that is governed by the internal affairs doctrine, in all cases subject to the court having jurisdiction over indispensable parties named as defendants. This provision would not apply to suits brought to enforce a duty or liability created by the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or any other claim for which the U.S. federal courts have exclusive jurisdiction. The Bylaws further provide that, unless otherwise consented to by QuantumScape in writing, the federal district courts of the United States will be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. Any person or entity purchasing or otherwise acquiring any interest in QuantumScape’s securities shall be deemed to have notice of and consented to this provision. These provisions may have the effect of discouraging lawsuits against QuantumScape or its directors and officers.

Exchange Listing

Our Class A Common Stock is listed on NYSE under the symbol “QS”.

Our Transfer Agent

The transfer agent and registrar for our Common Stock is Continental Stock Transfer & Trust Company.